Exhibit 99.1

Sino-Global Announces Full Year 2009 Results

Sino-Global Shipping America, Ltd. (Nasdaq: SINO) ("Sino-Global" or the "Company"), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced its selected audited financial results for the full year ended June 30, 2009.

    Highlights for the Full Year of 2009
    -- The number of vessels served was 231, an increase of 6.5% from 217 vessels in 2008.
    -- Revenues were US$18.3 million, an increase of 21.5% from US$15.1 million in 2008.  Revenues increased 40% in the last quarter of 2009 compared to the same period in 2008.
    -- Net losses were US$1.7 million in 2009 compared to net income of US$0.1 million in 2008.
    -- Allowance for doubtful accounts was US$0.7 million in 2009 compared to US$0.05 million in 2008 due to slower cash collection, which resulted from financial crisis.
    -- Cash and cash equivalents were US$7.3 million compared to US$9.6 million in 2008.  Net cash provided from operating activities became positive in the last quarter of 2009.

Mr. Cao Lei, Sino-Global's chief executive officer, said, "Fiscal year 2009 was one of the most challenging years we have ever experienced. The financial crisis severely damaged the world economy and brought the shipping industry to a near halt. In addition, as a majority of our revenue comes from iron ore imports, the negotiation complications between the world's major iron ore suppliers and China's steel makers also had a negative effect on our business. In spite of this, we delivered strong top-line growth of nearly 22% in 2009 and increased revenues by 40% in the last quarter of the year. This growth was driven by our disciplined low-cost expansion strategy which enables us to build strategic partnerships in our domestic market and abroad, generating vital new sources of revenue and increasing the total number of ships we serve. At the same time, we have identified opportunities to expand into complementary service areas such as cargo handling, renting and staffing ships, and river transportation. While uncertainties in the global economy still exist, the shipping industry has recently shown promising signs of improvement. Our growing network and targeted marketing campaign have increased our brand awareness which helped us to serve a record high 76 vessels during the final quarter of our fiscal year."

Financial Results for Full Year 2009

Revenues

Revenues increased to US$18.3 million in 2009, an increase of 21.5% from US$15.1 million in 2008.

Although the Company was unable to reach its full-year 2009 guidance due to the financial crisis and its negative impact on the shipping industry, during the last quarter of 2009, iron ore shipment volumes into China increased significantly. During the three months ended June 30, 2009, the Company achieved total revenues of US$5.5 million, an increase of 40.0% from US$3.9 million in the same period in 2008.

Costs of Revenues

Costs of revenues were US$15.8 million in 2009, an increase of 27.4% from US$12.4 million in 2008.

Costs of revenues represent the expenses incurred when a ship docks in a harbor to load and unload cargo. Sino-Global typically pays the costs of revenues on behalf of its customers. The Company receives revenues from clients in U.S. dollars and pays the costs of revenues to the Chinese local port agents in Chinese RMB. As such, the costs of services change as the foreign currency exchange rates fluctuate. The Company's costs of revenues can also increase if the ports raise their charges, particularly in the case of overtime payments during the public holidays. Sino-Global's costs of revenues as a percentage of total revenues, increased from 82.0% to 86.0% and from 81.3% to 86.1% in 2009 and the three months ended June 30, 2009, respectively, which is in line with the devaluation of U.S. dollars against the Chinese RMB in the same periods.

Gross profit was US$2.6 million in 2009, a decrease of 5.5% from US$2.7 million in 2008. Gross margin was 14.0% in 2009, compared to 18.0% in 2008. As noted above, the Company receives agency fees in U.S. dollars, pays port charges in Chinese RMB and the fluctuating value of the Chinese RMB against the U.S. dollar has had a significant impact on gross margins.

Operating Expenses

General and administrative expenses were US$4.9 million in 2009, an increase of 106.9% from US$2.3 million in 2008.

The Company noted that the increase in general and administrative expenses in 2009 was primarily due to the following reasons: the Company increased spending on the recruitment of new personnel and on the establishment of Sino- Global AUS, Sino-Global HK and new branches and subsidiaries in China; the Company begun to operate as a publicly listed company in the United States; and the Company recorded a large amount in allowance of doubtful accounts, which resulted from the slower cash collection under the financial crisis situation. The aggregate impact of the above three factors was approximately US$2.2 million, accounting for approximately 87% of the increase in general and administrative expenses from 2008 to 2009.

Selling expenses were US$0.4 million in 2009, an increase of 99.5% from US$0.2 million in 2008.

The Company noted that selling expenses increased in 2009 in both absolute amount and as a percentage of total net revenues mainly due to the increase in the number of ports it served in China and overseas, but decreased during the three months ended June 30, 2009.

Operating Income

Operating loss was US$2.7 million in 2009 compared to operating profit of US$85.9 thousand in 2008. The decrease in operating profit was primarily due to the increase in costs of services resulting from the Chinese RMB revaluation, general and administrative expenses associated with the Company's public listing and the allowance for doubtful accounts caused by the difficulties in collecting cash during the financial crisis.

Financial income was US$25.0 thousand in 2009, a decrease of 92.1% from US$0.3 million in 2008.

Income tax benefit was US$0.2 million in 2009, a decrease of 194.4% from an income tax expense of US$0.2 million in 2008. The Company recognized deferred tax assets of $0.4 million in 2009 fiscal year and is expected to be able to realize and recognize these deferred tax assets in the near future.

Net Income

Net loss was US$1.7 million in 2009 compared to net income of US$0.1 million in 2008. Net margin was -9.1% in 2009, compared to 0.9% in 2008. Basic and diluted losses per share in 2009 were US$0.56 compared to earnings per share of US$0.07 in 2008.

Other Select Data

As of June 30, 2009, the Company had US$7.3 million in cash and cash equivalents and short-term investments, compared to US$9.6 million in 2008. Net cash used in operating activities and capital expenditures in 2009 was US$1.7 million compared to net cash of US$0.7 million generated in 2008. The Company noted that there was a net cash outflow in operating activities in the first three quarters of the fiscal year, but that a net inflow in operating activities was achieved in the fourth quarter ended June 30, 2009.

As of June 30, 2009 the Company had 48 employees compared to 62 employees as of June 30, 2008.

Business Outlook for the Full Year of 2010

Due to the vast uncertainties in the world economy and shipping industry, Sino-Global is unable to provide growth or earnings guidance for 2010 at this time. This view is current and preliminary, and subject to change.

About Sino-Global Shipping America, Ltd.

Sino-Global Shipping America, Ltd. (Nasdaq: SINO), is a leading, non- state-owned provider of high-quality shipping agency and forwarder services, primarily operating in mainland China. With local branches in nine of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino- Global also operates a subsidiary in Hong Kong, China to provide comprehensive shipping agency services to vessels going to and from one of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support, as well as freight forwarding services. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Specifically, Sino-Global cannot guarantee that the new subsidiary discussed herein will result in any new business or produce any revenues or meet the prospects referenced herein. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For investor and media inquiries, please contact:

     Ms. Apple Liang
     Sino-Global, Beijing
     Tel:   +86-10-6439-1888
     Email: ir@sino-global.net

     Ms. Flora Tian
     Ogilvy Financial, Beijing
     Tel:   +86-10-8520-6524
     Email: sino@ogilvy.com